Exhibit 99.1

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of June 28, 2018, is entered into by and between SYNNEX Corporation, a Delaware corporation (“Parent”), and each of the undersigned shareholders (each, a “Shareholder”) of Convergys Corporation, an Ohio corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Parent, Delta Merger Sub I, Inc. (“Merger Sub I”) and Delta Merger Sub II, LLC, the Company will be merged with and into Merger Sub I, with the Company as the surviving corporation (the “Initial Merger”);

WHEREAS, as of the date of this Agreement, the Shareholders own beneficially or of record, and have the power to vote or direct the voting of, certain shares of common stock, no par value, of the Company (the “Company Common Shares”); and

WHEREAS, as a condition and inducement for Parent to enter into the Merger Agreement, Parent has required that each Shareholder, in his or her capacity as a shareholder of the Company, enter into this Agreement, and the Shareholders have agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.
Effectiveness; Termination.  This Agreement shall be effective upon execution by all parties hereto.  This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any person upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time and (c) a Company Adverse Recommendation Change.  In addition to the foregoing, this Agreement may be terminated with respect to any Shareholder (i) by written consent of the Parent and such Shareholder, or (ii) upon written notice to Parent by such Shareholder at any time following the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration.  Notwithstanding the foregoing, this Section 2 and Sections 13 through 19 hereof shall survive any such termination.

3.
Voting Agreement.  From the date hereof until the termination of this Agreement in accordance with its terms (the “Support Period”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the Company’s shareholders, however called, and in connection with any written consent of the Company’s shareholders, such Shareholder shall (i) appear at such meeting or otherwise cause all of his or her Existing Shares (as defined below), and all other Company Common Shares over which he or she has acquired beneficial or record ownership and the power to vote or direct the voting thereof after the date hereof and prior to the applicable record date (together with the Existing Shares, the “Shares”) to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of his or her Shares: (A) in favor of the adoption of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement and in favor of any advisory, non-binding compensation proposal set forth in the Joint Proxy Statement/Prospectus and submitted to the shareholders of the Company in connection with the Mergers, (C) against any action or proposal in favor of a Company Takeover Proposal, (D) against any action or proposal that could reasonably be expected to interfere with or delay the timely consummation of the Mergers and (E) against any amendments to the Company Organizational Documents if such amendment would reasonably be expected to prevent or delay the consummation of the Closing.  Each Shareholder covenants and agrees that, except for this Agreement, he or she has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to his or her Shares.

4.
Proxy.  During the Support Period, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, Parent or any designee of Parent as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares as of the applicable record date in accordance with Section 3; provided that each Shareholder’s grant of the proxy contemplated by this Section 4 shall be effective if, and only if, such Shareholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 3 are to be considered, a duly executed irrevocable proxy card directing that all of his or her Shares be voted in accordance with Section 3; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 3, and each Shareholder shall retain the authority to vote on all other matters.  Each Shareholder hereby represents that any proxies heretofore given in respect of his or her Shares with respect to the matters specified by Section 3, if any, are revocable, and hereby revokes all other proxies.  Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the termination of this Agreement, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable and is revoked after it becomes effective, then the Shareholder agrees, until the termination of this Agreement, to vote the Shares in accordance with Section 3. The parties agree that the foregoing is a voting agreement.

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5.
Transfer Restrictions Prior to the Initial Merger.  Each Shareholder hereby agrees that he or she will not, during the Support Period, without the prior written consent of Parent, sell, transfer, assign, pledge, give, tender in any tender or exchange offer or similarly dispose of any of his or her Shares, or any interest therein, including the right to vote any of his or her Shares, as applicable (a “Transfer”); provided, that a Shareholder may (i) Transfer his or her Shares for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement, in which case such Shareholder shall remain responsible for any breach of this Agreement by such transferee, or Transfer his or her Shares at such Shareholder’s death pursuant to Law or such Shareholder’s estate plan (provided, that the transferee agrees in a signed writing to be bound by and comply with the provisions of this Agreement) or (ii) surrender his or her Shares to the Company in connection with the vesting, settlement or exercise of Company Equity Awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Company Options, the exercise price thereon.

6.
Representations of the Shareholder.  Each Shareholder represents and warrants to Parent as follows: (a) such Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by such Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or require any authorization, consent or approval of, or filing with, any Governmental Entity or require any consent of such Shareholder’s spouse that are necessary under any “community property” or other laws; (d) such Shareholder beneficially owns, has good and marketable title to, and has the power to vote or direct the voting of the Company Common Shares set forth on Schedule A (the “Existing Shares”); and (e) such Shareholder beneficially owns his or her Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions under applicable federal or state securities laws) that would prevent such Shareholder’s performance of its his or her obligations under this Agreement.  As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

7.
Non-solicitation.  Each Shareholder acknowledges and agrees that such Shareholder has received a copy of the Merger Agreement, has read the provisions set forth in Section 5.4 thereof and all related sections and understands the obligations of the directors and officers of the Company thereunder.

8.
Waiver of Appraisal Rights.  Each Shareholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Initial Merger that such Shareholder may have.

9.
Publicity.  Each Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Mergers, including in the Joint Proxy Statement/Prospectus or any other filing with any Governmental Entity made in connection with the Mergers, such Shareholder’s identity and ownership of his or her Shares and the nature of such Shareholder’s obligations under this Agreement.  Each Shareholder agrees to notify Parent as promptly as reasonably practicable of any inaccuracies or omissions in any information relating to such Shareholder that is so published or disclosed.

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10.
Entire Agreement.  This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, with respect to any employment agreement between such Shareholder and the Company, Parent or their respective affiliates.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Parent acknowledges and agrees that, except as expressly provided herein, nothing in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the applicable Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct such Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

11.	Assignment. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

12.
Specific Enforcement.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (a) the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law.

13.
Governing Law and Enforceability.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

In addition, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, each of the parties hereto consents in writing to the fullest extent permitted by law, to the sole and exclusive forum of the Chosen Courts.

Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with Section 14.

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14.
Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified; provided, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 14 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 14; or (c) when delivered by a courier (with confirmation of delivery); if to a Shareholder, to the address set forth with respect to such Shareholder in Schedule A hereto, and if to Parent, to the address set forth in Section 8.7 of the Merger Agreement.

15.
Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

16.
Amendments; Waivers.  At any time prior to a termination of this Agreement pursuant to Section 2, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, (a) in the case of an amendment, by Parent and each Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective.  Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

17.
Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.
No Representative Capacity.  Notwithstanding anything to the contrary herein, this Agreement applies solely to each Shareholder in his or her individual capacity as a shareholder, and, to the extent the Shareholder serves as a member of the board of directors or officer of the Company or as a fiduciary for others, nothing in this Agreement shall limit or affect any actions or omissions taken by a Shareholder in such Shareholder’s capacity as a director or officer or as a fiduciary for others, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict a Shareholder from discharging such Shareholder’s duties as a director or officer or as a fiduciary for others.

19.
Counterparts.  The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature.  All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

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SIGNED as of the date first set forth above:

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Voting Agreement]

SHAREHOLDER:

/s/ Andrea J. Ayers
Andrea J. Ayers

[Signature Page to Voting Agreement]

SHAREHOLDER:

/s/ Cheryl K. Beebe
Cheryl K. Beebe

[Signature Page to Voting Agreement]

SHAREHOLDER:

/s/ Richard R. Devenuti
Richard R. Devenuti

[Signature Page to Voting Agreement]

SHAREHOLDER:

/s/ Jeffrey H. Fox
Jeffrey H. Fox

[Signature Page to Voting Agreement]

SHAREHOLDER:

/s/ Joseph E. Gibbs
Joseph E. Gibbs

[Signature Page to Voting Agreement]

SHAREHOLDER:

/s/ Joan E. Herman
Joan E. Herman

[Signature Page to Voting Agreement]

SHAREHOLDER:

/s/ Robert E. Knowling, Jr.
Robert E. Knowling, Jr.

[Signature Page to Voting Agreement]

SHAREHOLDER:

/s/ Thomas L. Monahan III
Thomas L. Monahan III

[Signature Page to Voting Agreement]

SHAREHOLDER:

/s/ Ronald L. Nelson
Ronald L. Nelson

[Signature Page to Voting Agreement]

SHAREHOLDER:

/s/ Andre S. Valentine
Andre S. Valentine

[Signature Page to Voting Agreement]

Schedule A

Shareholder Information

Existing Shares	Name and Address for Notices
228,122	Andrea J. Ayers Convergys Corporation 201 E. Fourth Street Cincinnati, Ohio 45202
9,654	Cheryl K. Beebe Convergys Corporation 201 E. Fourth Street Cincinnati, Ohio 45202
23,562	Richard R. Devenuti Convergys Corporation 201 E. Fourth Street Cincinnati, Ohio 45202
620,195 (includes 315,000 Common Shares held indirectly as to which Mr. Fox disclaims beneficial ownership)	Jeffrey H. Fox Convergys Corporation 201 E. Fourth Street Cincinnati, Ohio 45202
5,195	Joseph E. Gibbs Convergys Corporation 201 E. Fourth Street Cincinnati, Ohio 45202
33,612	Joan E. Herman Convergys Corporation 201 E. Fourth Street Cincinnati, Ohio 45202
0	Robert E. Knowling, Jr. Convergys Corporation 201 E. Fourth Street Cincinnati, Ohio 45202
38,594	Thomas L. Monahan III Convergys Corporation 201 E. Fourth Street Cincinnati, Ohio 45202
44,658	Ronald L. Nelson Convergys Corporation 201 E. Fourth Street Cincinnati, Ohio 45202
78,466	Andre S. Valentine Convergys Corporation 201 E. Fourth Street Cincinnati, Ohio 45202